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                     SECURITIES  AND  EXCHANGE  COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported) - October 17, 1995



                           MELLON  BANK  CORPORATION
               (Exact name of registrant as specified in charter)





         Pennsylvania               1-7410               25-1233834
  (State or other jurisdiction    (Commission          (I.R.S. Employer
       of incorporation)           File Number)       Identification No.)



                    One Mellon Bank Center
                        500 Grant Street
                    Pittsburgh, Pennsylvania                  15258
                (Address of principal executive offices)   (Zip code)



      Registrant's telephone number, including area code - (412) 234-5000
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ITEM 5.  OTHER EVENT

A.       Mellon Bank Corporation announces third quarter results of operations.

B. In a separate press release dated October 17, 1995, Mellon Bank Corporation announced that its Board of Directors authorized the repurchase of up to 8,000,000 shares of the Corporation's common stock and approved an increase in the quarterly common stock dividend to 55 cents per share. This repurchase program is in addition to the previously announced repurchase program for the limited purpose of funding the Corporation's employee benefit plans and Dividend Reinvestment and Common Stock Purchase Plan, under which approximately 1,250,000 shares of common stock remain to be purchased. All such repurchases are authorized to be made in open market and privately negotiated transactions from time to time and may occur during the monthly pricing period for purchases under the Corporation's Dividend Reinvestment and Common Stock Purchase Plan. The Corporation believes that the repurchases of common stock and the increase in the common stock dividend currently represent the best use of the Corporation's excess capital and are effective means to maximize shareholder returns over the long term.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

Exhibit
Number   Description

99.1 Mellon Bank Corporation Press Release, dated October 17, 1995, announcing third quarter results of operations.

99.2 Mellon Bank Corporation Press Release, dated October 17, 1995, announcing its common stock repurchase program and dividend actions.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                           MELLON BANK CORPORATION

Date:  October 17, 1995    By:   STEVEN G. ELLIOTT
                                 Steven G. Elliott
                                 Vice Chairman, Chief Financial
                                 Officer & Treasurer
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                                 EXHIBIT INDEX



Number    Description                            Method of Filing

99.1      Press Release dated October 17, 1995   Filed herewith

99.2      Press Release dated October 17, 1995   Filed herewith